                                                  -----------------------------
                                                          OMB APPROVAL
                                                  -----------------------------
                                                  OMB Number:  3235-0145
                                                  Expires:   October 31, 2002
                                                  Estimated average burden
                                                  hours per response.....14.90
                                                  -----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                SUPPORT.COM, INC.
            ---------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $.0001 per share
   --------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   868587 10 6
               ---------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                               Page 1 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            3,099,271
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               -0-
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              3,099,271
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,099,271
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.9%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------


                               Page 2 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           SOFTBANK Technology Advisors Fund L.P. ("STAF")
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            62,568
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               -0-
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              62,568
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           62,568
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           PN
 -------------------------------------------------------------------------------


                               Page 3 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           STV IV LLC
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            3,161,839
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               -0-
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              3,161,839
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              -0-
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
 -------------------------------------------------------------------------------


                               Page 4 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Gary E. Rieschel
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 5 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Charles E. Lax
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 6 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Bradley A. Feld
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 7 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Matthew A. Ocko
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 8 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           E. Scott Russell
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 9 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
 1         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           D. Rex Golding
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 10 of 17 pages

 ----------------------                                   ----------------------
 CUSIP NO. 868587 10 6                13G
 ----------------------                                   ----------------------

 -------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
 1         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b) X
 -------------------------------------------------------------------------------
 3         SEC USE ONLY

 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
 -------------------------------------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER
         SHARES
      BENEFICIALLY            -0-
        OWNED BY          ------------------------------------------------------
          EACH            6   SHARED VOTING POWER
        REPORTING
         PERSON               3,161,839
          WITH:           ------------------------------------------------------
                          7   SOLE DISPOSITIVE POWER

                              -0-
                          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER

                              3,161,839
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,161,839
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
 -------------------------------------------------------------------------------


                               Page 11 of 17 pages

ITEM 1.

           (a)    NAME OF ISSUER: Support.com, Inc.

           (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 575 Broadway, Redwood City, CA 94063

ITEM 2.

           (a)    NAME OF PERSON FILING:

                  SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
                  SOFTBANK Technology Advisors Fund L.P. ("STAF")
                  STV IV LLC
                  Gary E. Rieschel ("GER")
                  Charles E. Lax ("CEL")
                  Bradley A. Feld ("BAF")
                  Matthew A. Ocko ("MAO")
                  E. Scott Russell ("ESR")
                  D. Rex Golding ("DRG")
                  Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable
                    Trust ("JHR")

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  200 West Evelyn Avenue, Suite 200
                  Mountain View, CA 94041

           (c)    CITIZENSHIP:

                  Entities:    SBTV IV        -      Delaware
                               STAF           -      Delaware
                               STV IV LLC     -      Delaware

                  Individuals: GER            -      United States
                               CEL            -      United States
                               BAF            -      United States
                               MAO            -      United States
                               ESR            -      United States
                               DRG            -      United States
                               JHR            -      United States

           (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.0001 per share

           (e)    CUSIP NUMBER: 868587 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)    [ ] Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);

           (b)    [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

           (c)    [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c);

           (d)    [ ] An investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e)    [ ] An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

           (f)    [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g)    [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

           (h)    [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


                               Page 12 of 17 pages

ITEM 4  OWNERSHIP.

------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
                     SBTV IV    STAF     STV IV LLC      GER        CEL       BAF        MAO        ESR        DRG        JHR
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
(a) Beneficial
      Ownership      3,099,271   62,568     3,161,839  3,161,839  3,161,839 3,161,839  3,161,839  3,161,839  3,161,839  3,161,839
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
(b) Percentage
      of Class             9.9%     0.2%         10.1%      10.1%      10.1%     10.1%      10.1%      10.1%      10.1%      10.1%
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
(c) Sole Voting
       Power         3,099,271   62,568     3,161,839        -0-        -0-       -0-        -0-        -0-        -0-        -0-
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
Shared Voting
   Power                   -0-      -0-           -0-  3,161,839  3,161,839 3,161,839  3,161,839  3,161,839  3,161,839  3,161,839
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
Sole Dispositive
   Power             3,099,271   62,568     3,161,839        -0-        -0-       -0-        -0-        -0-        -0-        -0-
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------
Shared Dispositive
    Power                  -0-      -0-           -0-  3,161,839  3,161,839 3,161,839  3,161,839  3,161,839  3,161,839  3,161,839
------------------- ---------- -------- ------------- ---------- ---------- --------- ---------- ---------- ---------- ----------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of class of securities, check the following:   [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.



                               Page 13 of 17 pages

ITEM 10.    CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        Date:  February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.


By:     STV IV LLC
        its general partner


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


                               Page 14 of 17 pages

MATTHEW A. OCKO


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                               Page 15 of 17 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING

               We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

        Date:  February 13, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.


By:     STV IV LLC
        its general partner


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


                               Page 16 of 17 pages

E. SCOTT RUSSELL


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg. R. Prow
   -------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.



                               Page 17 of 17 pages